Exhibit 5.1

May 30, 2007

OmniVision Technologies, Inc.

1341 Orleans Drive

Sunnyvale, California  94089-1136

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 30, 2007, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,137,352 shares of your Common Stock (the “Shares”) reserved for issuance under your 2000 Stock Plan, 2000 Employee Stock Purchase Plan and 2000 Director Option Plan (together the “Option Programs”).

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.  It is our opinion that the Shares, when issued and sold in the manner referred to in the Option Programs, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.